Exhibit 99.2

Event Transcript

Transcript provided by Shareholder.com

Global Power Equipment Group Inc.

[GEG]

Q3 2005 Global Power Equipment Group Inc. Earnings Conference Call

08 Nov 2005 09:00 (ET)

Corporate Participants

Bob Zwerneman—Global Power Equipment Group Inc.—Director of Investor Relations

Al Brousseau—Global Power Equipment Group Inc.—CEO

Jim Wilson—Global Power Equipment Group Inc.—CFO

Conference Call Participants

Sanjay Shrestha—First Albany Capital—Analyst

Martin Malloy—Hibernia Southcoast—Analyst

David Fink (ph)—George Wise Associates—Analyst

Leone Young—Citigroup—Analyst

Global Power Equipment Group Inc. [GEG]

Q3 2005 Global Power Equipment Group Inc. Earnings Conference Call

08 Nov 2005 09:00 (ET)

Operator

Good morning and welcome, ladies and gentlemen to the third quarter 2005 Global Power Equipment earnings conference call. [OPERATOR INSTRUCTIONS] It is now my pleasure to introduce Mr. Bob Zwerneman, Director of Investor Relations for Global Power.

Bob Zwerneman, Global Power Equipment Group Inc.—Director of Investor Relations

Good morning, every one. And thank you for being with us on the call this morning. Joining me today are Al Brousseau, Global Power Equipment Group’s, President and Chief Executive Officer, and Jim Wilson, our Chief Financial Officer.

On the home page of our website there is a link to a presentation in two formats, both in PowerPoint format as well as a pdf. We will be referring to this presentation this morning, and within the presentation slide 2 presents our Safe Harbor and Reg G statement. We will also be filling—excuse me, filing our third quarter 10Q within the next 3 to 4 hours, which includes additional language on the risk factors and other statements that we will make today.

With that I’ll turn the call over to Al.

Al Brousseau, Global Power Equipment Group Inc.—CEO

Thanks, Bob. And good morning, every one.

We have made some good progress on an number of fronts in Global Power during the third quarter. And I’d like to share some of those developments with you today.

Please turn to slide number 3. On the sales front, we booked a total of $109 million during the quarter, which resulted in a slight decrease in our firm backlog to $384 million at September 30th from $388 million at June 30th. By comparison, backlog was $280 million at the end of third quarter of 2004.

The prior year figure does not include any backlog for Williams. I am very pleased with the increase over last year of our backlog. As Jim will share with every one later the quality of our backlog will continue to strengthen as we move into the second half of next year. Fortunately the two projects we discussed on our last quarterly call, which contained cost overruns, will be nearing completion by the second quarter of next year. These projects, along with the 7H project that we’re supplying in Riverside, California which was a development grade R&D margin project, will have an effect on our 2006 gross profit margin. The net effect will be lower than our target gross profit margin and was considered in the guidance we provided in yesterday’s press release.

We are pleased to have received a significant project award in the third quarter that provides us an immediate benefit to our third quarter results. This is a very good quality product that improves our overall results going forward in 2006. Jim will discuss this in further detail in his following discussion.

As we previously discussed, unfavorable payment terms have had a significant impact on our cash flow and are the primary reason our cash balance declined at third quarter. We are fully expecting that our cash balances going forward in the fourth quarter will improve as we get paid for product shipments from our clients. Cash flow is very important, and it’s something we are emphasizing more than ever as we finalize our contracts with our clients and suppliers. For the past several months I have made an in-depth appraisal of our people, our processes, our systems and sales strategies throughout the company. We are making great progress in addressing these issues which we discuss in the second quarter call.

Both the management teams and all our employees are being proactive in the solutions. We have engaged outside experts to help us improve our business procedures and processes in our auxiliary power segment. I am confident that this business unit should do better as we move forward. With some of the changes that we have implemented, we have provided our sales and operating people better information to understand what our true costs are on a project. We are all focused on working with our clients to get product terms and conditions that are acceptable.

There may be sales opportunities where in the commercial provisions of the proposed contracts did not meet our minimum requirements, which may result in our refusal of these orders. Although this may hurt our revenue and backlog in specific areas, the end result of higher gross profit margins are our goal for the company and the shareholders.

Turning to the marketplace, with higher oil prices, the number of projects and project opportunities in the Middle East continues to increase. We have won orders and we are quoting our equipment for several more power and water related projects in that region. Our specialty boiler products business is also actively engaged in quoting for enhanced oil recovery products in the Middle East as well as Asia.

We have had several major product inquiries from North America that are from regulated utilities looking to add power over the next several years as well as a strong demand in Europe. China has held up on the bundle buy until the gas supply issues are resolved, but there are some opportunities outside of that program that we are involved with that could potentially result in new orders. A second phase of the west-east pipeline in China is underway and we have several orders associated with compressor stations for that project. Until China issues the third phase of the bundle buy program, we are positioning ourselves in what could be a great opportunity in India, which is actively developing or plan to add a great deal of power generation.

I have traveled to Asia and met with several firms to discuss a market opportunities in India and southeast Asia, and all are seeing an increased demand for our products and services. Across our markets we’re continuing to work with EPC firms, owners, developers as well as the gas turbine OEMs.

Our industrial services segment business continues to strengthen as we begin to support new opportunities that are available. As we announced in the second quarter, a major client has renewed a five-year agreement and we’re actively pursuing a number of other opportunities in the nuclear service market. The strategy of the business segment is to grow the non-union and fossil and industrial businesses, while maintaining our market position in this core area of expertise. As the flue gas desulphurization business picks up in the U.S. a number of opportunities will be available for this segment to capitalize on.

We also expect Williams Industrial to have some opportunities to perform some reconstruction work along the Gulf in 2006. We’ve had great success in the last 6 months developing, winning, and executing joint projects within equipment and service segments. This synergy is one we planned on and we will be rapidly expanding going forward.

In closing, the issues that we addressed in the second quarter that are causing us less than acceptable returns are being addressed. The marketplace in the Middle East, Asia, India and Europe continue to strengthen. Our operating business units are working closely — more closely than ever, post integration of Williams and the U.S. marketplace continues to be a place where good opportunities and growth can be expected, as indicated by the quality and number of inquiries we are seeing. In particular, in 2006 we see results improving as we move through the year.

And finally, the opportunities for success with our improved processes, systems and engaging our people to perform at a higher level, will translate into long-term success.

And with that, I’ll turn it over to Jim.

Jim Wilson, Global Power Equipment Group Inc.—CFO

Okay, good morning.

If you will please turn to slide number 4, we’ll look at some of the key items from the third quarter income statements. Revenues were $112.9 million for the third quarter of 2005, as compared to $59.7 million for the same period last year. An increase of almost 90%. $29 million of the increase was contributed by the new industrial services segment and the remainder, or $24 million was from our two product segments.

Our gross profit marble for the services segment in the quarter, was 12.4% as compared to 14.2% for our product segments, dealing an average gross profit margin of 13.8%. As Al mentioned earlier, our product segments did realize a $4.6 million benefit in the third quarter from the negotiated termination of a contract coupled with a new order. The benefit relates to an unfinished project, which we bought back from an initial developer on a reduced cost basis and then resold the project on a completed basis to a different customer. However, as a result of the two large projects mentioned in the second quarter call, which have cost overruns, revenues of approximately $40 million were recognized during the third quarter at approximately break-even margins offsetting the aforementioned benefit.

Operating expenses were $11.5 million for the third quarter of 2005 as compared to $8.8 million for the same period last year. The majority of the increase was due to the new industrial services segment operating expenses of $2.1 million, which was not part of the company for the comparable prior year period.

Interest expense was $1.3 million for the third quarter of 2005 as compared to $0.2 million for the same period last year. This increase is almost entirely related to the interest on the senior convertible notes, which we issued last November in connection with the Williams acquisition.

Our net income totaled $1.7 million or $0.04 per diluted share for the third quarter of 2005 compared to $90,000 or $0.00 per diluted share in the third quarter of 2004. Restructuring charges during the third quarter of 2005 totaled approximately $280,000 or $0.00 cents per share.

Turning to slide number 5, you can see our year-to-date results through September. Year-to-date revenues total $294 million compared to $172 million at this point last year. $65 million of the increase was contributed by the industrial services segment and an additional $57 million from our two product segments. Year to date net income of $340,000 or $0.01 per diluted share includes pre-tax restructuring charges of $1.9 million or $0.03 cents per diluted share. For the complete year, we’re estimating approximately $2.2 million of restructuring charges or approximately $0.03 per diluted share.

Slide number 6 presents information that you will find in our 10Q, which we’ll be filing later today, and compares the 9-month actual results to pro forma results, incorporating Williams since the beginning of 2005. As you can see, if Williams had been acquired at the beginning of 2005 our year-to-date results would have showed GAAP earnings of $0.08 per share based on pro forma revenues of $347 million versus actual year to date earnings of $0.01 per share on $294 million of revenue.

I discussed the seasonality of Williams a bit on our second quarter call and want to mention that aspect again. Depending on the plant outage schedule for William’s customers, William’s revenues and operating results are normally higher during the spring and fall outage periods, and lower during the winter and summer seasons. For this reason and for modeling purposes, this fact must be considered and one should not simply annualize one quarter or 9 months results.

Turning to slide number 7, this shows our third quarter revenues compared to last year. Williams revenues are listed on the industrial services line and virtually all this revenue came from the United States. As a result, about 61% of our third quarter revenues came from within the U.S. and Canada, compared to only 25% last year. Excluding Williams, roughly 47% of our revenue came from the U.S. and Canada during the third quarter as a result of a few large projects in the U.S. and Canada for both the specialty boiler and HRSG products. Again excluding Williams, on a year-to-date basis, Europe and Mexico have produced the greatest increase in our year-to-date revenues due to two large projects in Europe and one in Mexico.

Revenues in the Middle-East are down this year by approximately $17 million, virtually all of which was due to large sales in Kuwait and The Emirates, which have declined in recent periods. For a few price segments, we should remember that the revenues by location are driven by a few very large projects. This can change quickly based upon our success on proposal and the relative timing of award and deliveries.

Turning to slide number 8, the carbon fuel prices have declined a bit since the start of the year but are now projected to remain steady as we move into 2006. We fully incorporate this steel price information into our bids today, and are continuing to shorten the validity period to reduce our risk to price changes.

Turning to slide number 9, this shows our historical gross margins on a quarterly basis, including the 13.8% margin for the third quarter. Also shown in this slide our year-to-date gross profit margin in 2005 has averaged 12.6%. Keep in mind that the third quarter and year-to-date margins incorporates industrial services segments which has historically had lower gross margin than our product segment.

Turning to slide number 10, our backlog declined slightly to $384 million at the end of the third quarter. Product segment bookings slightly exceeded revenue during the quarter, while service segment backlogs fell around 6%, which again is tied to the seasonal impact of outages as well as the timing of long-term service agreement renewals.

Slide number 11 is our attempt to break the $384 million of backlog at the end of September into four quartiles. The first quartile on the left labeled worst quartile, which accounts for 25% of our backlog reflects the average margin for the lowest tier of projects on the books today. Most of these jobs have been discussed previously and include the two large projects where the cost overruns were recognized in the second quarter and are still on backlog at zero margins. The 7-H project in Riverside, California is also in this quartile. About half of this quartile will be recognized during the fourth quarter, while the balance will be carry into the first six months of next year. As we move forward into 2006, given some of the initiatives Al addressed earlier, including taking a firmer stance with customers, the overall quality of our backlog should look less like the left-hand side of this slide and more like the right-hand side.

Slides 12 and 13 present our full year 2005 and 2006 revenue and earnings per share estimates, as compared to historical results.

Turning to slide number 14, which is our abbreviated cash flow slide, we ended the third quarter with approximately $8.3 million in cash. The key reason for the decline in cash during the year is mainly due to the purchase of Williams during April 2005, but as shown we have also incurred a $26 million negative change in net working capital for the year, mainly brought about by unfavorable payment terms on several large projects in the heat recovery segment. Most of the negative working capital change occurred during the third quarter. However, we expect to begin receiving progress payments on these large projects during the fourth quarter that should lead to an increase in cash by year end. In addition, we already received a $14 million income tax refund in mid-October that has already increased our cash balance by a similar amount. As of last Friday we had approximately $45 million of availability under our credit facility for borrowings and letters of credit.

With that let’s open the call up to questions.

Questions and Answers

Operator

Thank you very much, sir. [OPERATOR INSTRUCTIONS] The first question comes from Sanjay Shrestha from First Albany Capital.

Sanjay Shrestha, First Albany Capital—Analyst

Great, thanks a lot. Good morning, guys. A couple of quick questions here, first on the some of the initiatives that you guys are talking about, not chasing the revenue but focusing on the margin and the profitability. Could you talk maybe a little bit more about the new bookings during the third quarter of 2005? Where would that fall if we were to be looking at that slide number 11 in terms of the margin profile?

Al Brousseau, Global Power Equipment Group Inc.—CEO

I think that — Sanjay, this is Al Brousseau. Good morning.

Sanjay Shrestha, First Albany Capital—Analyst

Good morning, Al.

Al Brousseau, Global Power Equipment Group Inc.—CEO

I think as Jim explained, basically you’ve got to go back and look at bookings backlog in 2004 and early 2004 we booked were a number of large projects that had less than favorable margins. And if you compare those backlog and bookings to what are we booking now in the third quarter and going forward, those jobs were very large projects and you had a few of those.

Sanjay Shrestha, First Albany Capital—Analyst

Yep.

Al Brousseau, Global Power Equipment Group Inc.—CEO

If you look at our backlog, it really hasn’t changed much based on what we’re retiring as we go forward, based on revenue, but the jobs are a little smaller, but we are getting more jobs and those jobs are actually very good margins. And that’s kind of what Jim was trying to show with the right hand of that slide in slide 11 is that as we go forward we expect these margins to be much better than what traditionally has been the last 16, 18 months.

Sanjay Shrestha, First Albany Capital—Analyst

Got it. So just a follow-up on that then, Al, so is it then fair to say that you are already starting to see that trend here in the third quarter of 2005, that granted these are not as big of a job but even the smaller jobs the margin profile probably more on the right-hand side than on the left-hand side and it will continue throughout ‘05 and into ‘06?

Al Brousseau, Global Power Equipment Group Inc.—CEO

That’s correct. That is very much true statement.

Sanjay Shrestha, First Albany Capital—Analyst

Okay great, great. And one other question. Could you address. I mean the $0.17 to $0.22 cents guidance for 2006? Obviously to your first guidance that you guys are providing for the year. What’s in the expectation for that guidance? Do you need to get something incremental materializing in China or some other places in Far East Asia? What’s your expectation? Then maybe some hedge for the price of steel? I mean I guess what I’m trying to get at, what is the risk for you guys to have to again come out and say we’re going to have to take the numbers down even below that $0.17 number. Give us a level of comfort that that is a conservatism on your part.

Jim Wilson, Global Power Equipment Group Inc.—CFO

Sanjay, this is Jim. We feel like that’s a conservative estimate for next year, I mean obviously with any project based business you just have execution issues, but like Al addressed we feel like we’re addressing all those issues going forward. So, we don’t really see any impact of that. So really, going forward we’re doing pretty much what we thought we were going to do. The only difference is we have some lower margin jobs carrying into next year, which have pulled our margins down somewhat from where we’d really like them to be. That’s really the difference.

Sanjay Shrestha, First Albany Capital—Analyst

Okay. So you’re not expecting any major decline in the price of steel or anything like that in that guidance, right?

Jim Wilson, Global Power Equipment Group Inc.—CFO

Right. You saw from the chart there, the projection is that it’s going to stay pretty stable. That’s what we kind of incorporated.

Sanjay Shrestha, First Albany Capital—Analyst

Okay, okay. Great. One last question if I could. It certainly sounds like you’re either being selective about the pricing with the customer. And so obviously there’s only number — there’s only a handful of guys when it comes to the big turbine players. So how shall we think about it? Is your business kind of shifting more towards the broadened mix of the turbine manufacturer versus being concentrated like it used to be in the past? And just a tag on that, do you guys — could you potentially see some incremental business on your service side of the business relating to — in the Gulf of Mexico area with the Katrina and the Rita, and is that in your guidance for 2006, if that’s the case?

Al Brousseau, Global Power Equipment Group Inc.—CEO

Yeah. I think, Sanjay, if you look at our traditional percentages, the OEM’s is probably going to change a little bit as we go forward, with particular business segment. But also we see on the other equipment side of the business is a lot of the old traditional in the U.S., that we still have more regulated utilities are coming in, we’re looking to actually add more power. We have some up north, we have some out in California and New England’s got some issues out there as well. So, along the traditional — the old traditional regulated utilities are back in play, and they’re probably plenty of evidence going forward. And in this past year we had a lot of record demand from certain utilities for power this year. So, it’s all good news for us.

And if you look at the U.S. versus China, versus Asia, versus the Middle East, we have a lot of potential. Some clients we’ve dealt with before, some new clients but they’re not the traditional pure OEM’s, there more of the turn key project suppliers as well as certain countries have their own regulated utilities and we’re attending conferences and making presentations to those utilities of which we did a lot of business in the past with. So, we’re trying to reacquaint ourselves with those people. We have a lot of acquaintances there where projects are coming up. And money is flowing into Asia. Money is flowing into the Middle East. They have plenty of money to spend. So those are all traditional clients where either in the U.S. we’ve had them before and they’ve gone now to the Middle East or Asia or with Asia clients, we’ve before that are picking up their speed and business.

Bob Zwerneman, Global Power Equipment Group Inc.—Director of Investor Relations

And Sanjay, to your question about the Gulf reconstruction efforts. We have had a number of inquiries. In fact those inquiries, it’s a costing exercise right now where everybody is trying to do a appraisal of what it will take to rebuild. None of those contracts by and large have been let yet. And our industrial services group they’re on the ground already and they’re already receiving some inquiries. None of that is in our budget figures for 2006.

Sanjay Shrestha, First Albany Capital—Analyst

Okay. Great, great. Just a quick follow-up on that, if I may, and I’ll hop back in the queue after that. You guys talked about increasing opportunity here in North America as well. And can you give us a level of comfort with what’s going on with the price of natural gas? Are we talking about the grass root facility or is that leading you to see some more opportunity on the clean coal or the IGCC technologies? I mean, can you put some parameters around that for us, guys ?

Al Brousseau, Global Power Equipment Group Inc.—CEO

Yes Sanjay, what it is that some of your traditional utilities, they’ve got old coal plants and oil plants and they are retiring them. They just …. with the clean air act and everything else going on, they can’t spend that much money. But yet, to build a new coal plant costs a lot, it’s a long-term process. To build a nuclear plant, which there’s a business there, that will be coming in the future. That takes time and money as well. But you’re talking like ‘12, 2012, 2014. In the meantime a lot of utilities are still looking for near term power, ‘07, ‘08, ‘09. So gas is the answer. Now, what’s happening is that a lot of these regulated utilities are actually passing that gas price increase on to you and I, so for them its a pass through versus, some of the IPP’s from the past had to eat it in their PPAs. So, that’s changed in the dynamics of the marketplace a little bit. And the other thing is IGCC. We are receiving inquiries, we are looking at some things right now on IGCC, that is going to be out there coming up. It’s one of the plays that’s fairly expensive but in the right place and the right customer it works very, very well. So the marketplace itself is tuning up in the U.S.

Bob Zwerneman, Global Power Equipment Group Inc.—Director of Investor Relations

I also believe that in the Domenici energy bill there’s roughly a 80% credit for clean coal initiatives that IGCC would qualify under that kind of bill.

Sanjay Shrestha, First Albany Capital—Analyst

Okay, got it. Great. Thanks a lot guys.

Jim Wilson, Global Power Equipment Group Inc.—CFO

Thanks.

Operator

[OPERATOR INSTRUCTIONS] Your next question comes from Martin Malloy from Hibernia Southcoast. Please go ahead.

Martin Malloy, Hibernia Southcoast—Analyst

Good morning. I just wanted to try to focus on that slide 11 with the backlog quality, that you included in this quarter’s presentation. Trying to get an idea of the dollar amount of the backlog that’s in the worst two quartiles. And has that changed from the end of June to the end of September?

Jim Wilson, Global Power Equipment Group Inc.—CFO

The idea on that Marty, is that each quartile represents 25% of our total backlog, but So I mean the idea on that, Marty, is that each quartile represents 25% of our total backlog. I think your question was just what the general trend of that was. I’d say that the general trend of that based on the new orders we’re seeing are tending to improve that. Like we talked about in the second quarter, we have 2 or 3 very large projects which we incurred losses on. So we still have more revenue to recognize on those projects but essentially at no margin. So that just pulls down your reported margin until those projects are completed.

Bob Zwerneman, Global Power Equipment Group Inc.—Director of Investor Relations

Marty, we also do have — to be fair to everybody, we do have about $25 million in the quartile which is a job that we will be renegotiating the margin. We just want to be fair and treat it as a low margin job now. But it will be renegotiated at a later point. And on the chart Marty, as Jim said there’s $97 million roughly per quartile. I think it’s $96 or $97. So if you looked at the composite of our average backlog today it’s roughly 11%. If you just did an arithmetic average of the figures on the slide.

Martin Malloy, Hibernia Southcoast—Analyst

Okay. And, in terms of the projects that you talked about on the second quarter conference call, the two or three large projects that had the cost overruns, when are those expected to be completed?

Jim Wilson, Global Power Equipment Group Inc.—CFO

I think that the timing of that over the — in the fourth quarter and in to the first quarter of next year, maybe a little bit in the second quarter on one of them.

Bob Zwerneman, Global Power Equipment Group Inc.—Director of Investor Relations

The second quarter would be the 7 H project. Everything else will be through by the end of the first quarter. The two projects that we had, one for Spain and one for Mexico, those will be completely gone by somewhere in the middle of the first quarter.

Martin Malloy, Hibernia Southcoast—Analyst

Okay. So we can expect gross profit margins until third quarter of next year below your kind of 16% to 19% long-term range on the product side?

Bob Zwerneman, Global Power Equipment Group Inc.—Director of Investor Relations

Absolutely.

Martin Malloy, Hibernia Southcoast—Analyst

Okay. Thank you.

Operator

Thank you very much. Your next question comes from David Fink from George Wise Associates. Please go ahead.

David Fink, George Wise Associates—Analyst

Hey, guys. I guess the same question asked differently, standing in the third quarter, is it fair to say as we look into the second half of next year and then obviously into ‘07 that gross margins are going to be within that 16% to 19% as we’re now sort of officially past the low margin backlog?

Al Brousseau, Global Power Equipment Group Inc.—CEO

Yes. I think that is the aim of where we’re trying to go with all this. As the quality of the jobs gets better and the number of jobs get up there in reduced amount of revenue from these other jobs goes forward, that is our ultimate end to get back to our traditional margins. Remembering now, though, is that with the industrial services segment that pulls that down a little bit.

Jim Wilson, Global Power Equipment Group Inc.—CFO

If you’re just talking about the product segment, that’s just a certain portion of our business, probably about, that the product part is probably two-thirds of the business going forward.

David Fink, George Wise Associates—Analyst

And then just a second question to follow up on Sanjay’s point about potential projects in the Gulf. I mean, any call on what the revenue or earnings contribution could be from those type of projects?

Bob Zwerneman, Global Power Equipment Group Inc.—Director of Investor Relations

David, that’s kind of early. I mean, for us we’re getting the inquiries. In fact we actually bypassed an order that was available to us but it was a client that Williams had that had sued them before. And we prefer not to take on that undue risk.

David Fink, George Wise Associates—Analyst

But it’s fair to say you will potentially get some benefit from Katrina?

Al Brousseau, Global Power Equipment Group Inc.—CEO

Well, if the clients right and the project is right, that’s correct. And we are actively looking at opportunities.

David Fink, George Wise Associates—Analyst

Okay. Thanks, guys.

Bob Zwerneman, Global Power Equipment Group Inc.—Director of Investor Relations

Okay Dave, thanks.

Operator

Thank you very much, Mr. Fink. There are no further questions at this time.

Bob Zwerneman, Global Power Equipment Group Inc.—Director of Investor Relations

Right now, let’s see if people want to call in for one more question. If not, why don’t you try that first?

Operator

Absolutely. [OPERATOR INSTRUCTIONS] We do have an follow-up question from Mr. Fink. Please go ahead, Mr. Fink.

David Fink, George Wise Associates—Analyst

Hi, guys. Just another follow-up question. The Indonesia business, is that something that we could see come in first or second half ‘06 or is that a little bit further out?

Al Brousseau, Global Power Equipment Group Inc.—CEO

Well, there’s opportunities there the timing of which we always having worked out there are there for a long time, the timing of those depends a lot on the government and who’s bringing the financing, etc. So, there is a whole slew of opportunities out there. We’re trying to look at the right ones for us. So it’s a difficult question to say exactly when it’s going to occur. A lot of it has to do with the financing and the government and where it’s going and where it’s coming from.

David Fink, George Wise Associates—Analyst

But, suffice to say you have infrastructure in place that wouldn’t require any additional capital spend to essentially be in an position to see those new orders?

Al Brousseau, Global Power Equipment Group Inc.—CEO

Yeah. I think if you’re asking the question, have we done business before, do we have partners there that we use? Exactly right. And there’s no real cost for us to do that. We’ve got some great partners and opportunities there, be it Malaysia, be it Indonesia, as well as we’re looking at utilizing our China facility. There’s a whole slew of opportunities in the industrial boilers segment of our business out there, and those are, I’m not saying they’ve not got turbines, but they’re industrial boilers which is our specialty load and our reason of Deltak as well as within China we have DPEC (Deltak Power Equipment China) has industrial boilers in that business as well. So there are opportunities throughout Southeast Asia for those as well. And in fact I’m heading out there in a couple of weeks to spend a week in Indonesia talking with clients and customers and looking at going forward.

David Fink, George Wise Associates—Analyst

Okay. That’s helpful.

Bob Zwerneman, Global Power Equipment Group Inc.—Director of Investor Relations

Al will be going with our lead sales guy, otherwise known as the Chairman of the Board to that part of the world. You need to know, David, that none of those opportunities are presently in our plan for 2006 for our earnings.

David Fink, George Wise Associates—Analyst

Okay. That’s very helpful. Well, listen, congratulations. Clearly, first inning of what should be a very successful turn around. So keep up the good work.

Al Brousseau, Global Power Equipment Group Inc.—CEO

All right. Thank you.

Operator

Thank you, Mr. Fink. The next question is going to come from Leone Young from Citigroup, please go ahead.

Leone Young, Citigroup—Analyst

Good morning, gentlemen.

Al Brousseau, Global Power Equipment Group Inc.—CEO

Good morning.

Leone Young, Citigroup—Analyst

I don’t know if I missed it in the presentation. Did you give a backlog break down in dollars between Williams and the traditional Global Power?

Jim Wilson, Global Power Equipment Group Inc.—CFO

We really haven’t done that, Leone, so that’s just something we don’t want to really get into every quarter.

Leone Young, Citigroup—Analyst

Just checking. And also maybe if you could give us a little color on the China bundle buy. And I realize the timing is difficult. But any color you have on that would be interesting.

Al Brousseau, Global Power Equipment Group Inc.—CEO

This is Al. What’s happening in China is because of the gas shortages, the government has slowed down our whole process. It will come. Is it ‘06 or ‘07? The government doesn’t know yet. Part of that is that they’re building a number of LNG facilities, we hear numbers of eight to eleven. They’re building a second west to east pipeline because the first one was fully utilized. That’s something they didn’t expect as well. So, all those factors are in there, why it’s delayed, but it’s coming. But just, as I mentioned in my discussion earlier, there are opportunities within China from other industrial suppliers that are building it — building power plants. And that’s something we’re — we’re looking at. In fact I’m heading out there later this week to go to China to talk to our operations there about pursuing some of these other opportunities.

Bob Zwerneman, Global Power Equipment Group Inc.—Director of Investor Relations

And Leone, we’ll be meeting with our largest customer on-site as it concerns other opportunities outside of the bundle buy in China.

Leone Young, Citigroup—Analyst

Great. Thank you.

Jim Wilson, Global Power Equipment Group Inc.—CFO

Thank you, Leone.

Operator

Thank you very much. The next question is a follow-up from Martin Malloy from Hibernia Southcoast. Please go ahead.

Martin Malloy, Hibernia Southcoast—Analyst

Yes. Just one more question. On the bank debt that you have, are there any issues or changes being made to the credit facility? Are there any issues as far as covenants given the EBITDA generation here?

Jim Wilson, Global Power Equipment Group Inc.—CFO

Yes, Marty, with our 10-Q we’re filing today, we’re filing that as an addendum to that, so we did do an amendment which incorporated several different things. But one of the areas was, what we talked about earlier was with the delayed payment terms on several of these large projects. You know, we have some more cushion in there to help us run our business and to take those projects. So that’s one thing. But a number of other things that allow us additional CAPEX, allow us to do more bonding to help grow the Williams business. So there’s a plethora of things in there that we’ve done to just to help us grow our business. So that will all be incorporated in our 10Q filing today. But Marty, to answer your question, we feel like that covers us for where our business is.

Bob Zwerneman, Global Power Equipment Group Inc.—Director of Investor Relations

Marty, one of those provisions is CAPEX spending for us allows us to grow or size up our Chinese operation. And that’s key. Because we are required under our purchase agreement for Nanjing Boiler Works or the 90% interest in it, we are required to do some CAPEX spending to keep our ‘A’ boiler license in China. And that’s an area where we can quickly make a very small, in the $1 to $2 million range, very small investment and lower our costs considerably on some of the HRSGs that we want to build there. We don’t want to get into all the specifics of that. But suffice it to say that credit agreement opening was on our behest and not on our senior lenders.

Martin Malloy, Hibernia Southcoast—Analyst

Thank you very much.

Jim Wilson, Global Power Equipment Group Inc.—CFO

Thank you, Marty.

Operator

Thank you very much. [OPERATOR INSTRUCTIONS] Mr. Zwerneman, I have no further questions.

Bob Zwerneman, Global Power Equipment Group Inc.—Director of Investor Relations

Great, thanks Heather. And thanks every one for participating in this morning’s conference call. Before we close, I would like to refer every one to slide 2 again, as well as our press release on our website for the Safe Harbor and web G compliance statements. Also our call has been taped today and a replay will be available until November 30th by dialing 800-675-9924. That’s inside North America . Again 800-675-9924. Or outside of North America, it would be 303-750-0857. There is a requirement to put a replay ID code. The ID code would be 11805. Again the ID code 111805. We will also have an archive posted on our website that will be there until our next earnings conference call. Thanks again for participating. This concludes our call.

Operator

Ladies and gentlemen, this does conclude the conference for today. We’d like to thank you all for participating. You may now all disconnect.